Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-142271 on Form S-8 and Registration Statement Nos. 333-182642, 333-182116, and 333-189346 on Form S-3 of our report dated February 26, 2014 (June 13, 2014 as to Notes 1, 3, 20, and 22), relating to the consolidated financial statements of DCP Midstream Partners, LP and subsidiaries (which report expresses an unqualified opinion and includes an emphasis-of-matter paragraph referring to the retrospective adjustment for the acquisition of the 100% ownership in DCP Lucerne 1 Plant, LLC acquired on March 28, 2014, from DCP Midstream, LLC, which has been accounted for in a manner similar to a pooling of interests) appearing in this Current Report on Form 8-K of DCP Midstream Partners, LP dated June 13, 2014.

/s/ Deloitte & Touche LLP

Denver, Colorado
June 13, 2014